Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Capital One Auto Receivables, LLC for the registration of Capital One Auto Finance Trust 2005-C, in the registration statement on Form S-3 (No. 333-125612) and to the incorporation by reference therein of our report dated January 24, 2005, (except for Note 3k, as to which the date is March 15, 2005) with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of Capital One Auto Receivables, LLC dated October 11, 2005, filed with the Securities and Exchange Commission.

New York, New York	/s/ Ernst & Young LLP
October 11, 2005	Ernst & Young LLP